Exhibit 99.1

Press / Investor Contacts:

Bonnie Ortega

Director, Investor/Public Relations

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM THERAPEUTICS TO TRADE ON

THE AMERICAN STOCK EXCHANGE

Shares to Begin Trading August 1, 2007 under Trading Symbol CXM

SAN DIEGO, CA – July 30, 2007 – Cardium Therapeutics, Inc. (OTC: CDTP) announced today that its common stock will commence trading on the American Stock Exchange (AMEX) on August 1, 2007, under the trading symbol CXM. The AMEX specialist for Cardium is HBH Specialists, LLC.

“Our listing on AMEX represents an important step forward in Cardium’s overall corporate development. Since our initial funding in late 2005, we have made three key strategic acquisitions and have advanced our lead product candidate into a Phase 3 clinical study for heart disease. We are now advancing a second product candidate into a Phase 2b study for healing chronic diabetic wounds and establishing InnerCool Therapies as a leading player in the emerging field of patient temperature modulation for treating ischemic injuries. Being listed on a national exchange allows us to attract additional institutional investors and improve the liquidity of our stock,” stated Christopher J. Reinhard, Cardium’s Chairman and Chief Executive Officer.

The approval for listing on the AMEX is contingent upon the Company being in compliance with all applicable listing standards on the date it begins trading on the AMEX, and may be rescinded if the Company is not in compliance with such standards.

About Cardium

Cardium Therapeutics, Inc. and its subsidiaries, InnerCool Therapies, Inc. and the Tissue Repair Company, are medical technology companies primarily focused on the development, manufacture and sale of innovative therapeutic products and devices for cardiovascular, ischemic and related indications. Cardium’s lead product candidate, Generx (alferminogene tadenovec, Ad5FGF-4), is a DNA-based growth factor therapeutic being developed for potential use by interventional cardiologists as a one-time treatment to promote and stimulate the growth of collateral circulation in the hearts of patients with ischemic conditions such as recurrent angina. For more information about Cardium Therapeutics and its businesses, products and therapeutic candidates, please visit www.cardiumthx.com or view its recent 2006 Annual Report at www.cardiumthx.com/flash/pdf/2006CardiumAnnualReport.pdf.

Cardium’s InnerCool Therapies subsidiary is a San Diego-based medical technology company in the emerging field of temperature modulation therapy to rapidly and controllably cool the body in order to reduce cell death and damage following acute ischemic events such as cardiac arrest or stroke, and to potentially lessen or prevent associated injuries such as adverse neurological outcomes. For more information about Cardium’s InnerCool subsidiary and therapeutic hypothermia, including InnerCool’s Celsius Control System™, which has received regulatory clearance in the U.S., Europe and Australia, please visit www.innercool.com.

Cardium’s Tissue Repair Company subsidiary (TRC) is a San Diego-based biopharmaceutical company focused on the development of growth factor therapeutics for the treatment of severe chronic diabetic wounds. TRC’s lead product candidate, Excellarate, is a DNA-activated collagen gel for topical treatment formulated with an adenovector delivery carrier encoding human platelet-derived growth factor-BB (PDGF-BB). Excellarate is initially being developed to be administered once or twice for the potential treatment of non-healing diabetic foot ulcers. Other potential applications for TRC’s Gene Activated Matrix™ (GAM) technology include therapeutic angiogenesis (cardiovascular ischemia, peripheral arterial disease) and orthopedic products, including hard tissue (bone) and soft tissue (ligament, tendon, cartilage) repair. For more information about Cardium’s Tissue Repair Company subsidiary, please visit www.t-r-co.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that our product candidates will be efficiently and effectively advanced through clinical trials, that our business and product development efforts will prove successful, or that our listing on a national exchange will allow us to attract additional institutional investors or improve the liquidity of our stock. Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, our limited experience in the development, testing and marketing of our products and product candidates, risks and uncertainties that are inherent in the conduct of human clinical trials and the development of new products, the transfer and consolidation of operating businesses, the attempted acceleration of sales and product development efforts, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Copyright 2007 Cardium Therapeutics, Inc. All rights reserved.

For Terms of Use Privacy Policy, please visit www.cardiumthx.com.

Cardium Therapeutics™ and Generx™ are trademarks of Cardium Therapeutics, Inc.

Gene Activated Matrix™ and GAM™ are trademarks of Tissue Repair Company.

InnerCool Therapies®, InnerCool® and Celsius Control System™ are trademarks of InnerCool Therapies, Inc.